As filed with the Securities and Exchange Commission on December 2, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Companhia Vale do Rio Doce	Vale Overseas Limited

(Exact name of each Registrant as specified in its charter)

Valley of the Rio Doce Company	Not Applicable

(Translation of Registrant’s name into English)

The Federative Republic of Brazil	Cayman Islands

(State or other jurisdiction of incorporation or organization)

Not Applicable	Not Applicable

(I.R.S. employer identification number)

Avenida Graça Aranha, No. 26 20030-900 Rio de Janeiro, RJ, Brazil (55-21) 3814-4540	Rio Doce America, Inc. 456 5th Avenue New York, New York 10036 (212) 589-9800
(Address and telephone number of Registrants’ principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:
Nicolas Grabar Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, NY 10006 (212) 225-2000	Kevin W. Kelley Clifford Chance US LLP 200 Park Avenue New York, New York 10166 (212) 878-8000

Approximate date of commencement of proposed sale to the public: At such time (from time to time) after the effective date of this Registration Statement as agreed upon by the registrants and any underwriters or agents in light of market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Aggregate Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Debt Securities

Guarantees(3)

Total	$2,000,000,000	(4)	100%	$2,000,000,000	$161,800

(1)	In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies at the dates of issuance. Includes debt securities and guarantees initially offered or sold outside the United States that may be resold from time to time in the United States in transactions subject to registration under the Securities Act of 1933, as amended. Securities are not being registered for purposes of sales outside the United States.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o). It is not practicable to determine the number of debt securities and guarantees and the proposed maximum offering price at this time.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.
(4)	Such amount represents the principal amount of any debt securities issued at their principal amount and the issue price of any debt securities issued at a discount.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2003

PROSPECTUS

US$2,000,000,000

Companhia Vale do Rio Doce

(Valley of the Rio Doce Company)

Debt Securities and Guarantees

Vale Overseas Limited

Guaranteed Debt Securities

Companhia Vale do Rio Doce, or CVRD, may offer from time to time debt securities and guarantees, and Vale Overseas Limited may issue debt securities guaranteed by CVRD. The aggregate initial offering price of the securities we offer pursuant to this prospectus will not exceed US$2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies). An accompanying prospectus supplement will specify the terms of the debt securities.

We may sell these debt securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

Investing in the debt securities involves risks. See “Risk Factors” in our reports that are incorporated by reference in this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2003

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under this shelf process, CVRD may sell or issue debt securities and guarantees, and Vale Overseas may sell guaranteed debt securities, in one or more offerings. The aggregate initial offering price of the securities we sell through these offerings will not exceed $2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies).

This prospectus provides you only with a general description of the debt securities and guarantees that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. The prospectus supplements may also add, update or change other information contained in this prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, references to “CVRD” are to Companhia Vale do Rio Doce, its consolidated subsidiaries and its joint ventures and other affiliated companies. References to “Vale Overseas” are to Vale Overseas Limited. Terms such as “we,” “us” and “our” generally refer to one or both of Companhia Vale do Rio Doce and Vale Overseas Limited, as the context may require. References to “U.S. dollars” and “US$” or “$” are to the lawful currency of the United States and references to “real,” “reais” and “R$” are to the lawful currency of Brazil.

FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement, including the information incorporated by reference, contain statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Many of those forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others. Those statements appear in a number of places and include statements regarding our intent, belief or current expectations with respect to:

•	our direction and future operation;

•	the implementation of our principal operating strategies;

•	our acquisition or divestiture plans;

•	the implementation of our financing strategy and capital expenditure plans;

•	the exploration of mineral reserves and development of mining facilities;

•	the depletion and exhaustion of mines and mineral reserves;

•	the future impact of competition and regulation;

•	the declaration or payment of dividends;

•	other factors or trends affecting our financial condition or results of operations; and

•	the factors discussed in other documents incorporated by reference in this prospectus.

We caution you that forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including those identified under “Risk Factors” in our SEC reports that are incorporated by reference in this prospectus. These risks and uncertainties include factors relating to the Brazilian economy and securities markets, which exhibit volatility and can be adversely affected by developments in other countries, factors relating to the iron ore business and its dependence on the global steel industry, which is cyclical in nature, and factors relating to the highly competitive industries in which we operate. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in our SEC reports incorporated by reference in this prospectus. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement contained in this prospectus and any accompanying prospectus supplement.

COMPANHIA VALE DO RIO DOCE

CVRD is one of the world’s largest producers and exporters of iron ore and pellets. CVRD is the largest diversified mining company in the Americas by market capitalization and one of the largest companies in Brazil. CVRD holds large exploration claims and operates large logistics systems including railroads and ports that are integrated with its mining operations. Directly and through affiliates and joint ventures, CVRD has major investments in the energy, aluminum-related and steel businesses.

CVRD’s main lines of business are mining, logistics and energy and are generally grouped according to the business segments below:

•	ferrous minerals: comprised of iron ore, pellets as well as manganese and ferroalloys businesses;

•	non-ferrous minerals: comprised of gold, kaolin, potash and copper businesses;

•	logistics: comprised of railroads, ports and terminals and shipping businesses;

•	energy: comprised of power generation businesses; and

•	holdings: comprised of aluminum and steel businesses.

CVRD’s legal and commercial name is Companhia Vale do Rio Doce. CVRD is a stock corporation, or sociedade anônima, duly organized on January 11, 1943, and existing under the laws of the Federative Republic of Brazil.

CVRD is organized for an unlimited period of time. CVRD’s principal executive offices are located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil. Its telephone number is (55-21) 3814-4540.

VALE OVERSEAS LIMITED

Vale Overseas is a wholly-owned finance subsidiary of CVRD. Its business is to borrow money outside Brazil by issuing debt securities under the Vale Overseas indenture referred to under “Description of Debt Securities” to finance the activities of CVRD and its subsidiaries and affiliates.

Vale Overseas was registered and incorporated as a Cayman Islands exempted company with limited liability on April 3, 2001, registration number 109351. Vale Overseas has been incorporated for an indefinite period. Its registered office is at Walker House, PO Box 908 GT, Mary Street, Georgetown, Grand Cayman, Cayman Islands, and its principal executive offices are located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil. Its telephone number is (55-21) 3814-4540.

RATIO OF EARNINGS TO FIXED CHARGES

Companhia Vale do Rio Doce

The following table sets forth CVRD’s ratio of earnings to fixed charges for the periods indicated:

	For the year ended December 31,					For the nine months ended September 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of Earnings to Fixed Charges(1)(2)	4.28x	3.66x	3.43x	4.28x	2.65x	1.24x	6.18x

(1)	To calculate the ratio of earnings to fixed charges, CVRD calculates earnings by adding income before income taxes, equity results and minority interests, fixed charges, amortization of capitalized interest and distributed income of equity investments less capitalized interest. Fixed charges represent the total of capitalized interest, financial expenses and the preferred stock guaranteed dividend.

(2)	For the nine-month period ended September 30, 2002, the ratio includes net foreign exchange and monetary losses of US$837 million and for the nine-month period ended September 30, 2003, the ratio includes net foreign exchange and monetary gains of US$250 million.

USE OF PROCEEDS

Companhia Vale do Rio Doce

Unless otherwise indicated in an accompanying prospectus supplement, CVRD intends to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include funding working capital and capital expenditures, financing potential acquisitions, funding dividend payments and repaying existing debt.

Vale Overseas

Unless otherwise indicated in an accompanying prospectus supplement, Vale Overseas intends to on-lend the net proceeds from the sale of the debt securities to CVRD or its subsidiaries and affiliates.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and in any attached prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue our debt securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	You cannot have the debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•	The depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days; or

•	CVRD, or Vale Overseas, as applicable, decides in its sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

DESCRIPTION OF DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the CVRD and Vale Overseas indentures that will govern these debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in the applicable prospectus supplement.

Indenture

Any debt securities and guarantees that we issue will be governed by an indenture. The trustee under the indenture has two main roles:

•	First, the trustee can enforce your rights against CVRD and Vale Overseas if CVRD or Vale Overseas defaults. There are some limitations on the extent to which the trustee acts on your behalf, described below under “—Events of Default and Illegality Events.”

•	Second, the trustee performs administrative duties for us, such as sending interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

CVRD will issue debt securities under an indenture we refer to as the CVRD indenture. Unless otherwise provided in the applicable prospectus supplement, the trustee under the CVRD indenture will be JPMorgan Chase Bank. Vale Overseas will issue debt securities guaranteed by CVRD under an indenture dated as of March 8, 2002, as supplemented by a third supplemental indenture, among Vale Overseas, CVRD and JPMorgan Chase Bank, as trustee, which we refer to as the Vale Overseas indenture.

The indentures and their associated documents contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the form of the CVRD indenture, the original Vale Overseas indenture and the form of the Vale Overseas third supplemental indenture with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Sections 1.12 and 1.14)

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series and to each of the CVRD and Vale Overseas indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures. For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series;

•	the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that security is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the principal of the debt securities of the series is payable;

•	the rate or rates at which the debt securities of the series will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on debt securities of the series will be payable and the manner in which any payment may be made;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option;

•	the obligation, if any, of the issuer to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series will be issuable;

•	if other than the currency of the United States, the currency, currencies or currency units in which payment of the principal of and any premium and interest on any debt securities of the series will be payable and the manner of determining the equivalent thereof in the currency of the United States for purposes of the definition of “outstanding” securities;

•	if the amount of payments of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index, the manner in which such amounts will be determined;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable, at the election of CVRD or Vale Overseas or a holder thereof, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on debt securities of such series as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or illegality event;

•	any collateral or other security pledged against payment of principal, interest or premium, if any, on the debt securities;

•	whether and how additional amounts will be payable with respect to the debt securities of the series;

•	whether the debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the depositary or depositaries for such global security or global securities and any circumstances other than those set forth in this prospectus in which any such global security may be transferred to, and registered and exchanged for debt securities registered in the name of, a person other than the depositary for such global security or a nominee thereof and in which any such transfer may be registered;

•	any addition to or change in the covenants which apply to the debt securities of the series;

•	whether the debt securities of the series will be subject to the defeasance or covenant defeasance provisions of the applicable indenture; and

•	any other terms of the series. (Section 3.1)

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which ones. In the case of debt securities issued by CVRD, the prospectus supplement will identify the trustee and the indenture under which the debt securities of the series will be issued.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. (Section 3.2)

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.4)

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. (Sections 3.4 and 10.2)

You will not be required to pay a service charge for any registration of transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar. (Section 3.4)

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the prospectus supplement. (Sections 3.6 and 3.1.5)

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in registered form, at our office or agency maintained for that purpose in New York, New York. We may also choose to pay interest by mailing checks. We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. (Sections 2.2 and 10.3)

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us or (if then held by us) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.3)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 1.6)

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities. A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder’s Approval

First, each indenture provides that there are changes to that indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. Those types of changes are:

•	a change in the stated maturity for any principal or interest payment on the debt securities;

•	a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on the debt securities;

•	a change in the place of any payment on the debt securities;

•	an impairment of the holder’s right to sue for payment of any amount due on its securities;

•	a reduction in the percentage in principal amount of the outstanding debt securities needed to change the indenture or the debt securities;

•	a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•	a reduction in the percentage in principal amount of the outstanding debt securities needed to waive its compliance with the indenture or to waive defaults; and

•	a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a revision or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities. (Section 9.2)

Changes Not Requiring Approval

Second, each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees. (Section 9.1)

Changes Requiring Majority Approval

Each indenture provides that other changes to the indenture and the outstanding debt securities under the indenture and any waiver of any provision of the indenture must be approved by the holders of a majority in principal amount of each series of securities affected by the change or waiver. The required approval must be given by written consent. (Section 9.2)

Each indenture provides that the same majority approval would be required for CVRD or Vale Overseas to obtain a waiver of any of its covenants in the applicable indenture. The covenants of CVRD and Vale Overseas in each indenture include the promises CVRD and Vale Overseas make about merging and creating liens on their assets, which are described below under “—Certain Covenants; Mergers and Similar Transactions” and “—Certain Covenants; Limitation on Liens.” If the holders approve a waiver of a covenant, CVRD and Vale Overseas will not have to comply with it. The holders, however, cannot approve a waiver of any provision in the debt securities or the indenture, as it affects any security, that CVRD and Vale Overseas cannot change without the approval of the holder of that security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 9.2)

Voting Mechanics

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities held by Vale Overseas, CVRD or their affiliates are not considered outstanding. (Section 1.1)

CVRD or Vale Overseas will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not CVRD or Vale Overseas, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days). (Sections 1.4.5, 1.4.6 and 1.4.7)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity. (Section 11.1.1)

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot, or in the trustee’s discretion, pro rata. (Section 11.5)

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “—Notices.” (Section 11.2)

Subject to any restrictions that will be described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we will have the option to redeem, in whole but not in part, the debt securities where, as a result of a change in or amendment to any laws (or any rules or regulations thereunder) or the official interpretation, administration or application of any laws, rules or regulations, we would be required to pay additional amounts, as described below under “—Payment of Additional Amounts,” in excess of those attributable to Brazilian or Cayman Islands (in the case of securities issued under the Vale Overseas indenture) withholding tax on the basis of a statutory rate of 15%, and if the obligation cannot be avoided by CVRD or Vale Overseas, as applicable, after taking measures CVRD or Vale Overseas, as applicable, considers reasonable to avoid it. This applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where we are incorporated. If the applicable issuer is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which the successor entity is organized, and the applicable date will be the date the entity became a successor. (Section 11.1.3 and Section 10.7)

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities. No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given. (Sections 11.1 and 11.2)

Payment of Additional Amounts

Each indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture), a successor jurisdiction or any authority therein or thereof having power to tax unless CVRD or Vale Overseas, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, CVRD or Vale Overseas, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction. Notwithstanding the foregoing, neither CVRD nor Vale Overseas will have to pay additional amounts under any of the following circumstances:

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such security by reason of his having some connection with Brazil or the Cayman Islands (in the case of securities issued under the Vale Overseas indenture) other than the mere holding of the security and the receipt of payments with respect to the security;

•	in respect of securities surrendered (if surrender is required) more than 30 days after the Relevant Date except to the extent that the holder of such security would have been entitled to such additional amounts on surrender of such security for payment on the last day of such period of 30 days;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture) or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and CVRD or Vale Overseas, as applicable, has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement;

•	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

•	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the security or by direct payment by CVRD or Vale Overseas in respect of claims made against CVRD or Vale Overseas; or

•	in respect of any combination of the above. (Section 10.7.1)

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Section 3.1)

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount is so received by the trustee. The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Vale Overseas nor CVRD shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. (Section 10.7.1)

In the event that additional amounts actually paid with respect to the debt securities described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to CVRD or Vale Overseas, as the case may be. (Section 10.7.4)

Any reference in this prospectus, the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities or the guarantee by Vale Overseas or CVRD will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 10.7.5)

Certain Covenants

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, CVRD and Vale Overseas will each covenant that they will not without the consent of the holders of a majority in aggregate principal amount of the securities outstanding under the applicable indenture consolidate with or merge into any other corporation or (x) in the case of CVRD, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Overseas, convey or transfer all or substantially all of its properties or assets to any other person, unless:

•	the corporation formed by such consolidation or into which CVRD or Vale Overseas is merged or the person which acquires by conveyance or transfer all or substantially all of the mining properties or assets of CVRD or all or substantially all of the properties and assets of Vale Overseas, which we refer to as the successor corporation, will expressly assume the due and punctual payment of the principal of and interest on all the securities issued under the applicable indenture and all other obligations of CVRD or Vale Overseas under the applicable indenture and the securities issued under that indenture;

•	immediately after giving effect to such transaction, no event of default or illegality event with respect to any security issued under the applicable indenture will have occurred and be continuing;

•	CVRD, and in the case of the Vale Overseas indenture, Vale Overseas, has delivered to the trustee under the applicable indenture a certificate signed by two executive officers of CVRD, and in the case of the Vale Overseas indenture, two directors of Vale Overseas, stating that such consolidation, merger, conveyance or transfer complies with this section and that all conditions precedent provided in the applicable indenture, which relate to such transaction, have been complied with and an opinion of independent external counsel of recognized standing stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all conditions provided, which relate to the transaction, have been complied with; and

•	the successor corporation will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture), a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the securities, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the securities after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest which would have been receivable in respect of the securities in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “—Payment of Additional Amounts,” in relation to the successor jurisdiction. (Article 8)

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of, CVRD or Vale Overseas under the securities with the same effect as if the successor corporation had been named as the issuer or guarantor, as applicable, of the securities under the applicable indenture. If a successor corporation is incorporated in or considered to be resident in a jurisdiction other than Brazil or the Cayman Islands, such jurisdiction will be referred to as a “successor jurisdiction.” No successor corporation will have the right to redeem the debt securities unless CVRD or Vale Overseas, as applicable, would have been entitled to redeem the debt securities in similar circumstances. (Article 8)

If the conditions described above are satisfied, neither CVRD nor Vale Overseas will need to obtain the consent of the holders in order to merge or consolidate or (x) in the case of CVRD, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Overseas, convey or transfer all or substantially all of its properties or assets to any other person. Also, CVRD and Vale Overseas will not need to satisfy these conditions if CVRD or Vale Overseas enters into other types of transactions, including the following:

•	any transaction in which either CVRD or Vale Overseas acquires the stock or assets of another person;

•	any transaction that involves a change of control of CVRD or Vale Overseas, but in which neither CVRD nor Vale Overseas merges or consolidates; and

•	any transaction in which CVRD or Vale Overseas sells or otherwise disposes of (x) in the case of CVRD, less than substantially all of its mining properties or assets or (y) in the case of Vale Overseas, less than substantially all of its properties or assets.

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, CVRD and Vale Overseas (in the case of securities issued under the Vale Overseas indenture) will covenant that for so long as any securities remain outstanding, CVRD and Vale Overseas (in the case of securities issued under the Vale Overseas indenture) will not create, incur, issue or assume any Indebtedness secured by any mortgage, pledge, lien, hypothecation, security interest or other encumbrance except for Permitted Liens (as defined below), without, at the same time or prior thereto, securing the outstanding securities equally and ratably therewith. (Section 10.6)

For purposes of this covenant, “Permitted Liens” means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance:

•	granted upon or with regard to any property acquired after the issue date of the series of securities by CVRD or Vale Overseas, as applicable, to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purpose of financing the acquisition of such property;

•	in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the supplemental indenture;

•	arising by operation of law, such as tax, merchants’, maritime or other similar liens arising in the ordinary course of business of CVRD or Vale Overseas (in the case of securities issued under the Vale Overseas indenture);

•	arising in the ordinary course of business in connection with the financing of export, import or other trade transactions to secure Indebtedness of CVRD or Vale Overseas;

•	securing or providing for the payment of Indebtedness incurred in connection with any project financing by CVRD; provided that (1) such security shall not extend to any property in existence on the date of the issuance of the applicable series of debt securities, to any revenues from such property, or to any proceeds from claims belonging to CVRD which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale or loss of, or damage to, such property (“Claims Proceeds”), (2) such security shall not extend to any property (or to any revenues or Claims Proceeds therefrom) at any project in existence on the date of the issuance of the applicable series of debt securities other than the existing power plant projects named Aimorés, Candonga, Funil, Capim Branco I and Capim Branco II, Foz de Chapecó, Santa Isabel, Serra Quebrada and Estreito projects and (3) such security only extends to properties which are the subject of such project financing, to any revenues from such properties, or to any Claims Proceeds from such properties;

•	granted upon or with regard to any present or future asset or property of CVRD or Vale Overseas to (i) any Brazilian governmental credit agency (including, but not limited to the Brazilian National

Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A., Financiadora de Estudos e Projetos and Agência Especial de Financiamento Industrial); (ii) any Brazilian official financial institutions (including, but not limited to Banco da Amazônia S.A—BASA and Banco do Nordeste do Brasil S.A.—BNB); (iii) any non-Brazilian official export-import bank or official export-import credit insurer; or (iv) the International Finance Corporation or any non-Brazilian multilateral or government-sponsored agency;

•	existing on any asset prior to the acquisition thereof by CVRD or Vale Overseas and not created in contemplation of such acquisition;

•	created over funds reserved for the payment of principal, interest and premium, if any, due in respect of securities issued under the applicable indenture; or

•	granted after the date of the CVRD indenture or the Vale Overseas third supplemental indenture, as applicable, upon or in respect of any asset of CVRD or Vale Overseas other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of CVRD’s stockholders’ equity (calculated on the basis of CVRD’s latest quarterly unaudited or annual audited non-consolidated financial statements whichever is the most recently prepared in accordance with accounting principles generally accepted in Brazil and currency exchange rates prevailing on the last day of the period covered by such financial statements).

You should consult the prospectus supplement relating to your debt securities for further information about these covenants and whether they are applicable to your debt securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if CVRD or Vale Overseas chooses to apply them to that series, in which case we will so state in the prospectus supplement. (Section 12.1 of the CVRD indenture; Section 13.1 of the Vale Overseas indenture)

If the applicable prospectus supplement states that full defeasance will apply to a particular series, CVRD and Vale Overseas (in the case of securities issued under the Vale Overseas indenture) will be legally released from any payment or other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that CVRD or Vale Overseas, as applicable, in addition to other actions, puts in place the following arrangements for you to be repaid:

•	CVRD or Vale Overseas, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	CVRD or Vale Overseas, as applicable, must deliver to the trustee a legal opinion of outside counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law CVRD or Vale Overseas, as applicable, may make the above deposit without causing you to be taxed on the debt securities any differently than if CVRD or Vale Overseas, as applicable, did not make the deposit and instead repaid the debt securities itself. (Sections 12.2 and 12.4 of the CVRD indenture; Sections 13.2 and 13.4 of the Vale Overseas indenture)

If CVRD or Vale Overseas ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to CVRD or Vale Overseas for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of CVRD’s or Vale Overseas’ lenders and other creditors if CVRD or Vale Overseas were ever to become bankrupt or insolvent. However, even if CVRD or Vale Overseas takes these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

If the applicable prospectus supplement states that covenant defeasance will apply to a particular series, CVRD or Vale Overseas can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of the particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, CVRD or Vale Overseas would be required to take all of the steps described above  under “—Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service. (Sections 12.3 and 12.4 of the CVRD indenture; Sections 13.3 and 13.4 of the Vale Overseas indenture)

If CVRD or Vale Overseas were to accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•	the events of default relating to breach of the defeased covenants, described below under “What Is An Event of Default?”.

If CVRD or Vale Overseas accomplishes covenant defeasance, you would still be able to look to it for repayment of the debt securities if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 12.3 and 12.4 of the CVRD indenture; Sections 13.3 and 13.4 of the Vale Overseas indenture)

Ranking

The debt securities will rank equally with all the other unsecured and unsubordinated indebtedness of CVRD or Vale Overseas, as the case may be. The debt securities will effectively be subordinate to our secured indebtedness and to the indebtedness of our subsidiaries. (Section 10.13)

Events of Default and Illegality Events

Each indenture provides that you will have special rights if an event of default or an illegality event occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?  Each indenture provides that the term “event of default” with respect to any series of debt securities means any of the following:

•	failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due;

•	in relation to CVRD, its significant subsidiaries and Vale Overseas (in the case of securities issued under the Vale Overseas indenture): any default or event of default occurs and is continuing under any agreement, instrument or other document evidencing outstanding Indebtedness in excess of US$50 million in aggregate (or its equivalent in other currencies) and such default or event of default results in the actual acceleration of such indebtedness;

•	CVRD or Vale Overseas (in the case of securities issued under the Vale Overseas indenture) fails to duly perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 60 days after CVRD or Vale Overseas, as applicable, receives a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series; or

•	CVRD or a significant subsidiary of CVRD or Vale Overseas (in the case of securities issued under the Vale Overseas indenture) (i) has a court decree or order in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law, entered against it, or has a court decree or order adjudging it bankrupt or insolvent, or suspending its payments, or approving a petition seeking its reorganization, arrangement, adjustment or composition or appointing a liquidator or other similar official of it or of any substantial part of its property, or ordering its winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or (ii) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding or consents to a decree or order in, or commencement of, an involuntary bankruptcy or the filing or consent to filing of a petition or answer or consent seeking reorganization or relief or consent to the appointment of a liquidator or similar official of it or of any substantial part of its property, or the making of an assignment for the benefit of its creditors, or the admission in writing of its inability to pay its debts generally as they become due, or the taking of any corporate action in furtherance of any such action, or its general inability to make payment of its obligations as they come due. (Section 5.1)

For these purposes, “Indebtedness,” with respect to any person, means any amount payable (whether as a direct obligation or indirectly through a guarantee by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) a lease with substantially the same economic effect as any such agreement or instrument and which, under U.S. GAAP, would constitute a capitalized lease obligation; provided, however, that as used in the cross-acceleration provision described in the second bullet point under “—What is an Event of Default?” “Indebtedness” will not include any payment made by CVRD on behalf of an affiliate, upon any indebtedness of such affiliate becoming immediately due and payable as a result of a default by such affiliate, pursuant to a guarantee or similar instrument provided by CVRD in connection with such indebtedness, provided that such payment made by CVRD is made within five business days of notice being provided to CVRD that payment is due under such guarantee or similar instrument.

For the purpose of the definition of Indebtedness, “affiliate” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof that (i) CVRD directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with or (ii) in which CVRD has a 20% or more holding of voting shares. (Section 1.1)

“Significant subsidiary” means, at any time, a subsidiary of which CVRD’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) exceeds 10% of the total assets of the consolidated group as of the end of the most recently completed fiscal year. (Section 1.1)

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities. (Section 5.1)

What Is an Illegality Event?  Each indenture provides that the term “illegality event” with respect to debt securities of any series means an event as a result of which it is unlawful for CVRD or Vale Overseas (in the case of securities issued under the Vale Overseas indenture) to perform or comply with any one or more of its obligations under any of the debt securities of the series. (Section 5.2)

Remedies if an Event of Default or Illegality Event Occurs.  Except as provided in the next sentence, if an event of default or an illegality event has occurred and is continuing, the trustee at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of that series will declare the entire principal amount of the debt securities of that series to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to CVRD (but not any significant subsidiary) or Vale Overseas (in the case of securities issued under the Vale Overseas indenture) the entire principal amount of the debt securities of that series will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the applicable indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that CVRD or Vale Overseas, as applicable, has paid or deposited with the trustee under the applicable indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the applicable indenture and all amounts CVRD or Vale Overseas owe the trustee; and all other defaults with respect to the debt securities of that series have been cured or waived. (Section 5.3)

The trustee is not required under either of the indentures to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 6.1)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee under the applicable indenture written notice of a continuing event of default or illegality event.

•	The holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default or illegality event.

•	They or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action.

•	The trustee must not have taken action for 60 days after the above steps have been taken.

•	During those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series. (Section 5.8)

Under each indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security on or after its due date and which was not paid in full by CVRD or Vale Overseas. (Section 5.9)

Book-entry and other indirect holders should consult their bank or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of securities. (Section 5.14)

CVRD and, in the case of the Vale Overseas indenture, Vale Overseas, will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of our officers and directors, as the case may be, that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. In addition, CVRD and Vale Overseas, as applicable, will notify the trustee within 15 days after becoming aware of the occurrence of any event of default. (Section 10.4)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

Additional Terms of the Vale Overseas Debt Securities

Unless otherwise specified in the applicable prospectus supplement, the Vale Overseas debt securities will have the following additional basic terms.

Moody’s confirmation

Prior to issuing additional securities under the Vale Overseas indenture, Vale Overseas will be required to confirm with Moody’s that such issue or the related guarantee will not affect the then current rating of any other series of outstanding debt securities issued under the indenture. (Section 3.1)

Guarantee by CVRD

Payments of amounts due by Vale Overseas under the debt securities and the Vale Overseas indenture will be guaranteed by CVRD through the operation of a guarantee. See “Description of the Guarantees.”

Restrictive Covenants

CVRD and Vale Overseas will not make any changes to the constitutive documents of Vale Overseas that would allow Vale Overseas to engage in any business or carry out any activities other than the financing of CVRD Group companies by issuing securities under the Vale Overseas indenture and incidental or related activities, except as the trustee may otherwise approve if so directed by the holders of not less than 25% of the principal amount of the outstanding securities issued under the Vale Overseas indenture, or to take or omit to take any action or consent to an act or omission that could lead to the entry of a decree, order or other action by a court placing Vale Overseas in bankruptcy, liquidation or similar proceedings or otherwise declaring Vale Overseas insolvent. (Section 10.22)

Vale Overseas will covenant not to, without the prior consent in writing of the trustee if so directed by the holders of not less than 25% of the principal amount of the outstanding securities issued under the Vale Overseas indenture:

•	incur any indebtedness for borrowed moneys, other than the issue of any securities under the Vale Overseas indenture, and then only if (i) following the issue of such further securities, Vale Overseas will not be deemed to be an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended, and (ii) Moody’s has confirmed in advance, in writing, to the trustee that the issuer of any further securities will not result in a downgrading of the then current rating assigned to any outstanding securities;

•	engage in any business or carry out any activities other than the financing of CVRD Group companies by issuing securities under the Vale Overseas indenture and incidental or related activities;

•	declare or pay any dividends, make any distribution of its assets, have any subsidiaries or employees, purchase, own, lease or otherwise acquire any real property, dispose of any part of any collateral or create any mortgage, charge or other security or right of recourse in respect thereof in favor of any person, release any party to the Vale Overseas indenture from any existing obligations thereunder or consolidate or merge with any other person (other than as provided in the Vale Overseas indenture); or

•	take or omit to take any action, or consent to actions or omissions, that could lead to the entry of a decree, order or other action by a court placing Vale Overseas in bankruptcy, liquidation or similar proceedings or otherwise declaring Vale Overseas insolvent. (Section 10.21)

Regarding the Trustee

JPMorgan Chase Bank is serving as the trustee of the debt securities under the Vale Overseas indenture and may serve as the trustee under the CVRD indenture. JPMorgan Chase Bank may from time to time have other business relationships with CVRD, Vale Overseas and their affiliates.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guarantee that we deliver in connection with an issuance of debt securities by Vale Overseas. When Vale Overseas sells a series of its debt securities, CVRD will execute and deliver a guarantee of that series of debt securities under the Vale Overseas indenture.

Pursuant to any guarantee, CVRD will irrevocably and unconditionally agree, upon the failure of Vale Overseas to make the required payments under the applicable series of debt securities and the Vale Overseas indenture, to make any required payment. The amount to be paid by CVRD under the guarantee will be an amount equal to the amount of the payment Vale Overseas fails to make. (Article 12 of the Vale Overseas indenture)

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell the debt securities from time to time in their initial offering as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In some cases, we or dealers acting with us or on our behalf may also purchase debt securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our debt securities through any of these methods or other methods described in the applicable prospectus supplement.

The debt securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase debt securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase debt securities from the public on our behalf. The prospectus supplement relating to any particular offering of debt securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

From time to time, we may sell debt securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those debt securities to the public.

We may sell debt securities from time to time to one or more underwriters, who would purchase the debt securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell debt securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agents. Underwriters may resell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of debt securities.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase debt securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Each series of debt securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of debt securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the debt securities.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Brazil

Pinheiro Neto Advogados, special Brazilian counsel for CVRD and Vale Overseas, has advised us that a final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the debt securities would be recognized in the courts of Brazil (to the extent that Brazilian courts may have jurisdiction) and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Federal Supreme Court of Brazil. This ratification is available only if:

•	the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•	the judgment was issued by a competent court after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	the judgment is not subject to appeal;

•	the judgment was authenticated by a Brazilian consulate in the State of New York;

•	the judgment was translated into Portuguese by a certified translator; and

•	the judgment is not against Brazilian public policy, good morals or national sovereignty.

We have also been advised by Pinheiro Neto Advogados that:

•	Civil actions may be brought before Brazilian courts in connection with this prospectus based solely on the federal securities laws of the United States and that Brazilian courts may enforce such liabilities in such actions against CVRD (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

•	The ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law. In addition, the Brazilian or the foreign plaintiff who resides abroad or is abroad during the course of the suit in Brazil must give a pledge to cover legal fees and court expenses of the defendant, should there be no immovable assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under article 836 of the Brazilian Code of Civil Procedure.

•	Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the debt securities.

Cayman Islands

Vale Overseas has been advised by its Cayman Islands counsel, Walkers, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over the defendant according to Cayman Islands conflict of law rules. To be so enforced the foreign judgment must be final and for a liquidated sum not in respect of taxes or a fine or penalty or of a kind inconsistent with a Cayman Islands judgment in respect of the same matters or obtained in a manner, and is not of a kind the enforcement of which is contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will:

•	recognize or enforce judgments of United States courts predicated upon the civil liability provisions of the securities laws of the United States or any State thereof; or

•	in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions of the securities laws of the United States or any State thereof,

•	in each case, on the grounds that such provisions are penal in nature.

A Cayman Islands’ court may stay proceedings if concurrent proceedings are being brought elsewhere.

EXPERTS

The audited financial statements of CVRD incorporated in this registration statement by reference to our Form 20-F for the year ended December 31, 2002, except as they relate to certain of our subsidiaries and affiliates, have been audited by PricewaterhouseCoopers Auditores Independentes, independent accountants, and, insofar as they relate to such subsidiaries and affiliates, by various other independent accountants, whose reports thereon appear in our Form 20-F. Such financial statements have been so incorporated by reference in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

Among the audit reports included in our Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this registration statement, are those relating to the financial statements of our affiliates Companhia Hispano-Brasileira de Pelotizacao—Hispanobras, Companhia Italo-Brasileira de Pelotizacao—Itabrasco and Mineracao Rio do Norte S.A. These audit reports for the year ended December 31, 2001 were issued by Arthur Andersen S/C, the former Brazilian affiliate of Arthur Andersen LLP. We have been informed that Arthur Andersen S/C no longer has employees in Brazil, and despite our reasonable efforts we have not been able to obtain the consent of Arthur Andersen S/C to incorporate these audit reports by reference into the registration statement. An investor’s right to sue an “expert,” such as an accountant, under Section 11 of the Securities Act of 1933 for material misstatements and omissions in the parts of the registration statement prepared or certified by the expert, is conditioned on that expert having consented to being named in the registration statement. As a result, it may not be possible to sue Arthur Andersen S/C under Section 11 of the Securities Act on the basis of material misstatements and omissions in the parts of the registration statement prepared or certified by Arthur Andersen S/C.

With respect to CVRD’s unaudited interim consolidated financial statements, at and for the six months ended June 30, 2003 and 2002, incorporated by reference in this registration statement, PricewaterhouseCoopers Auditores Independentes reported that they have applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they did not express an opinion on our unaudited interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act for their report on our interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers Auditores Independentes within the meaning of Sections 7 and 11 of the Securities Act.

Vale Overseas’ financial statements as of December 31, 2002 are incorporated by reference in the registration statement in reliance upon the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

We have retained AMEC E&C Services Inc., or AMEC, to audit and verify some of our estimates of proven and probable reserves as of December 31, 2002. Unless specifically stated, our reserve estimates have not been audited by AMEC. The estimates of proven and probable reserves and mine life incorporated by reference herein have been audited and verified by AMEC, which has indicated that our proven and probable reserves have been estimated in accordance with good engineering practices, using current reasonable cost estimates.

VALIDITY OF THE DEBT SECURITIES

Unless otherwise specified in the applicable prospectus supplement, the validity of the debt securities and guarantees under New York law will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton; certain matters of Brazilian law relating to the debt securities and guarantees will be passed upon by Pinheiro Neto Advogados; certain matters of Cayman Islands law relating to the debt securities will be passed upon by Walkers; and certain matters will be passed upon for any agents, dealers or underwriters by Clifford Chance US LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to the debt securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with the SEC will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the following documents that have been filed with or furnished to the SEC:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2002.

•	Our Reports on Form 6-K furnished to the SEC on July 1, 2003, July 8, 2003, July 25, 2003, July 28, 2003, August 4, 2003, August 28, 2003, September 2, 2003, September 3, 2003, September 19, 2003, October 9, 2003, October 16, 2003, October 17, 2003, October 27, 2003, October 29, 2003, November 10, 2003 and November 17, 2003.

•	Our Report on Form 6-K furnished to the SEC on August 14, 2003 relating to the additional dividend.

•	Our Report on Form 6-K furnished to the SEC on August 18, 2003 relating to the sale of Fazenda Brasileiro.

We also incorporate by reference into this prospectus any future filings on Form 20-F made with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to the Investor Relations Department of CVRD at the following address: Avenida Graça Aranha, No. 26, 17th floor, 20030-900 Rio de Janeiro, RJ, Brazil (telephone no: (55 21) 3814-4557).

Information that we file later with the SEC will automatically update and supersede this information. This means that you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by CVRD or Vale Overseas or any of the underwriters, dealers or agents. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of CVRD or Vale Overseas since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

COMPANHIA VALE DO RIO DOCE

Debt Securities and

Guarantees

VALE OVERSEAS LIMITED

Guaranteed Debt Securities

PROSPECTUS

                    , 2003

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

The laws of the Cayman Islands do not provide for statutory indemnification of directors and officers. Article 131 of Vale Overseas’ Memorandum and Articles of Association does however provide that Vale Overseas shall indemnify officers and directors and their personal representatives against all actions, proceedings costs, charges, expenses, losses, damages or liabilities incurred or sustained in or about the conduct of Vale Overseas’ business or affairs or in the execution or discharge of their duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred in defending any civil proceedings concerning Vale Overseas or its affairs in any court in the Cayman Islands or elsewhere. Article 132 of Vale Overseas’ Memorandum and Articles of Association provides that no officer or director shall be liable for acts, omissions, losses, damages or other misfortune arising from their execution or discharge of duties, powers, authorities, discretions of office or in relation thereto, unless resulting from the officer’s or director’s dishonesty.

Neither the laws of Brazil nor CVRD’s by-laws or other constitutive documents provide for indemnification of directors and officers. CVRD maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to CVRD with respect to payments which may be made by CVRD to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 9.    Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement for Debt Securities issued by CVRD.

1.2	Form of Underwriting Agreement for Guaranteed Debt Securities issued by Vale Overseas and guaranteed by CVRD.

4.1	Form of Indenture for Debt Securities issued by CVRD.

4.2	Indenture, dated as of March 8, 2002, among Vale Overseas Limited, Companhia Vale do Rio Doce and JPMorgan Chase Bank, as Trustee.*

4.3	Form of Third Supplemental Indenture to the Indenture, dated as of March 8, 2002, among Vale Overseas Limited, Companhia Vale do Rio Doce and JPMorgan Chase Bank, as Trustee.

4.4	Forms of Debt Securities (included in Exhibits 4.1, 4.2 and 4.3).

5.1	Opinion of Pinheiro Neto Advogados, with respect to authorization of the debt securities, the guarantees and the enforcement of civil liabilities in Brazil.

5.2	Opinion of Walkers, with respect to authorization of the debt securities and the enforcement of civil liabilities in the Cayman Islands.

5.3	Opinion of Cleary, Gottlieb, Steen & Hamilton, with respect to the validity of the debt securities and guarantees.

15.1	Awareness letter of PricewaterhouseCoopers Auditores Independentes for the six-month periods ended June 30, 2003 and June 30, 2002 (CVRD).

15.2	Awareness letter of Trevisan for the six-month period ended June 30, 2003 and Awareness letter of Deloitte Touche Tohmatsu for the six-month period ended June 30, 2002 (Albras).

Exhibit Number	Description

15.3	Awareness letter of Trevisan for the six-month period ended June 30, 2003 and Awareness letter of Deloitte Touche Tohmatsu for the six-month period ended June 30, 2002 (Alunorte).

15.4	Awareness letter of Deloitte Touche Tohmatsu for the six-month period ended June 30, 2002 (Docenave).

15.5	Awareness letter of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Hispanobras).

15.6	Awareness letter of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Itabrasco).

15.7	Awareness letters of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Kobrasco).

15.8	Awareness letters of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (MRN).

15.9	Awareness letters of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Nibrasco).

15.10	Awareness letters of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Sibra).

15.11	Awareness letter of Deloitte Touche Tohmatsu for the six-month period ended June 30, 2003 and Awareness letter of KPMG Auditores Independentes for the six-month period ended June 30, 2002 (Valesul).

23.1	Consent of PricewaterhouseCoopers for the three years ended December 31, 2002 (CVRD) and for the two years ended December 31, 2002 (Vale Overseas).

23.2	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Albras).

23.3	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Alunorte).

23.4	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Aluvale).

23.5	Consent of KPMG Auditores Independentes for the year ended December 31, 2000 (Bahia Sul).

23.6	Consent of KPMG LLP for the three years ended December 31, 2002 (CSI).

23.7	Consent of Deloitte Touche Tohmatsu for the two years ended December 31, 2001 (Cenibra).

23.8	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Docenave).

23.9	Consent of Deloitte Touche Tohmatsu for the two years ended December 31, 2001 (Docepar).

23.10	Consent of Deloitte Touche Tohmatsu for the year ended December 31, 2002 (Hispanobras).

23.11	Consent of Deloitte Touche Tohmatsu for the year ended December 31, 2002 (Itabrasco).

23.12	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Kobrasco).

23.13	Consent of Deloitte Touche Tohmatsu for the year ended December 31, 2002 (MRN).

23.14	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Nibrasco).

23.15	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Sibra).

23.16	Consents of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (TVV).

23.17	Consents of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Nova Era Silicon S.A.).

Exhibit Number	Description

23.18	Consent of KPMG Auditores Independentes for the three years ended December 31, 2002 (Valesul).

23.19	Consent of AMEC Engineering and Construction Services.

23.20	Consent of Pinheiro Neto Advogados (included in exhibit 5.1).

23.21	Consent of Walkers (included in exhibit 5.2).

23.22	Consent of Cleary, Gottlieb, Steen & Hamilton (included in exhibit 5.3).

24.1	Power of Attorney (included in pages II-5 through II-7 of this Registration Statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank with respect to the CVRD indenture.

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank with respect to the Vale Overseas indenture.

*	Incorporated by reference to the Registration Statement on Form F-4 filed by Vale Overseas and CVRD on March 21, 2002 (File No. 333-84696).

Item 10.    Undertakings

(a)    The undersigned registrants hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X promulgated by the SEC if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)    The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)    The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES OF COMPANHIA VALE DO RIO DOCE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds for believing that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil on December 2, 2003.

COMPANHIA VALE DO RIO DOCE
By:	/S/ ROGER AGNELLI

	Name:	Roger Agnelli
	Title:	Chief Executive Officer

By:	/S/ FABIO DE OLIVEIRA BARBOSA

	Name:	Fabio de Oliveira Barbosa
	Title:	Chief Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger Agnelli, Fabio de Oliveira Barbosa, Fernando Ramos Nóbrega and Pedro Aguiar de Freitas, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ ROGER AGNELLI	Chief Executive Officer	December 2, 2003
Roger Agnelli

/S/ FABIO DE OLIVEIRA BARBOSA	Chief Financial Officer	December 2, 2003
Fabio de Oliveira Barbosa

RIO DOCE AMERICA, INC. By /S/ GILBERTO PENNA	Authorized Representative of Companhia Vale do Rio Doce and Vale Overseas in the United States	December 2, 2003
Gilberto Penna

/S/ OSCAR CAMARGO	Director	December 2, 2003
Oscar Camargo

/S/ KATSUTO MOMII	Director	December 2, 2003
Katsuto Momii

SIGNATURE	TITLE	DATE

/S/ RICARDO GIAMBRONI	Director	December 2, 2003

Ricardo Giambroni

/S/ FRANCISCO PÓVOA	Director	December 2, 2003

Francisco Póvoa

/S/ LUIS ALEXANDRE BANDEIRA DE MELLO	Director	December 2, 2003

Luis Alexandre Bandeira de Mello

/S/ SERGIO ROSA	Director	December 2, 2003

Sergio Rosa

SIGNATURES OF VALE OVERSEAS LIMITED

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds for believing that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil on December 2, 2003.

VALE OVERSEAS LIMITED
By:	/S/ FABIO DE OLIVEIRA BARBOSA

	Name:	Fabio de Oliveira Barbosa
	Title:	Principal Executive Officer and Director

By:	/S/ FERNANDO RAMOS NÓBREGA

	Name:	Fernando Ramos Nóbrega
	Title:	Principal Financial and Accounting Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fabio de Oliveira Barbosa and Fernando Ramos Nóbrega, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ FABIO DE OLIVEIRA BARBOSA	Principal Executive Officer and Director	December 2, 2003

Fabio de Oliveira Barbosa

/S/ FERNANDO RAMOS NÓBREGA	Principal Financial and Accounting Officer and Director	December 2, 2003

Fernando Ramos Nóbrega

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriting Agreement for Debt Securities issued by CVRD.

1.2	Form of Underwriting Agreement for Guaranteed Debt Securities issued by Vale Overseas and guaranteed by CVRD.

4.1	Form of Indenture for Debt Securities issued by CVRD.

4.2	Indenture, dated as of March 8, 2002, among Vale Overseas Limited, Companhia Vale do Rio Doce and JPMorgan Chase Bank, as Trustee.*

4.3	Form of Third Supplemental Indenture to the Indenture, dated as of March 8, 2002, among Vale Overseas Limited, Companhia Vale do Rio Doce and JPMorgan Chase Bank, as Trustee.

4.4	Forms of Debt Securities (included in Exhibits 4.1, 4.2 and 4.3).

5.1	Opinion of Pinheiro Neto Advogados, with respect to authorization of the debt securities, the guarantees and the enforcement of civil liabilities in Brazil.

5.2	Opinion of Walkers, with respect to authorization of the debt securities and the enforcement of civil liabilities in the Cayman Islands.

5.3	Opinion of Cleary, Gottlieb, Steen & Hamilton, with respect to the validity of the debt securities and guarantees.

15.1	Awareness letter of PricewaterhouseCoopers Auditores Independentes for the six-month periods ended June 30, 2003 and June 30, 2002 (CVRD).

15.2	Awareness letter of Trevisan for the six-month period ended June 30, 2003 and Awareness letter of Deloitte Touche Tohmatsu for the six-month period ended June 30, 2002 (Albras).

15.3	Awareness letter of Trevisan for the six-month period ended June 30, 2003 and Awareness letter of Deloitte Touche Tohmatsu for the six-month period ended June 30, 2002 (Alunorte).

15.4	Awareness letter of Deloitte Touche Tohmatsu for the six-month period ended June 30, 2002 (Docenave).

15.5	Awareness letter of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Hispanobras).

15.6	Awareness letter of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Itabrasco).

15.7	Awareness letters of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Kobrasco).

15.8	Awareness letters of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (MRN).

15.9	Awareness letters of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Nibrasco).

15.10	Awareness letters of Deloitte Touche Tohmatsu for the six-month periods ended June 30, 2003 and June 30, 2002 (Sibra).

15.11	Awareness letter of Deloitte Touche Tohmatsu for the six-month period ended June 30, 2003 and Awareness letter of KPMG Auditores Independentes for the six-month period ended June 30, 2002 (Valesul).

Exhibit Number	Description

23.1	Consent of PricewaterhouseCoopers for the three years ended December 31, 2002 (CVRD) and for the two years ended December 31, 2002 (Vale Overseas).

23.2	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Albras).

23.3	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Alunorte).

23.4	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Aluvale).

23.5	Consent of KPMG Auditores Independentes for the year ended December 31, 2000 (Bahia Sul).

23.6	Consent of KPMG LLP for the three years ended December 31, 2002 (CSI).

23.7	Consent of Deloitte Touche Tohmatsu for the two years ended December 31, 2001 (Cenibra).

23.8	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Docenave).

23.9	Consent of Deloitte Touche Tohmatsu for the two years ended December 31, 2001 (Docepar).

23.10	Consent of Deloitte Touche Tohmatsu for the year ended December 31, 2002 (Hispanobras).

23.11	Consent of Deloitte Touche Tohmatsu for the year ended December 31, 2002 (Itabrasco).

23.12	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Kobrasco).

23.13	Consent of Deloitte Touche Tohmatsu for the year ended December 31, 2002 (MRN).

23.14	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Nibrasco).

23.15	Consent of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Sibra).

23.16	Consents of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (TVV).

23.17	Consents of Deloitte Touche Tohmatsu for the three years ended December 31, 2002 (Nova Era Silicon S.A.).

23.18	Consent of KPMG Auditores Independentes for the three years ended December 31, 2002 (Valesul).

23.19	Consent of AMEC Engineering and Construction Services.

23.20	Consent of Pinheiro Neto Advogados (included in exhibit 5.1).

23.21	Consent of Walkers (included in exhibit 5.2).

23.22	Consent of Cleary, Gottlieb, Steen & Hamilton (included in exhibit 5.3).

24.1	Power of Attorney (included in pages II-5 through II-7 of this Registration Statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank with respect to the CVRD indenture.

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank with respect to the Vale Overseas indenture.

*	Incorporated by reference to the Registration Statement on Form F-4 filed by Vale Overseas and CVRD on March 21, 2002 (File No. 333-84696).